EXHIBIT 5.1

January 4, 2021

Cenovus Energy Inc.
4100, 225 – 6 Ave SW
Calgary, Alberta T2P 0M5
Dear Sirs/Mesdames:
Re:          Cenovus Energy Inc. – Registration Statement on Form S-8

We have acted as Canadian counsel to Cenovus Energy Inc., a corporation existing under the laws of Canada (the "Corporation"), in connection with the proposed issuance of up to 1,250,000 common shares in the capital of the Corporation, no par value per share (the "Common Shares"), that are reserved for issuance upon exercise of certain options to purchase Common Shares (the "Replacement Options") granted pursuant to the Arrangement (as defined below), together with any common share purchase rights that are carried and traded with the Common Shares. The Common Shares are included in a Registration Statement on Form S-8 (the "Registration Statement") under The Securities Act of 1933, as amended, filed with the United States Securities and Exchange Commission (the "Commission") on January 4, 2021.

We have also acted as counsel to the Corporation in connection with the arrangement (the "Arrangement") involving, among others, the Corporation and Husky Energy Inc. ("Husky") pursuant to which the Corporation acquired all of the issued and outstanding common shares and preferred shares of Husky. In connection with the Arrangement, the Corporation has assumed the incentive stock option plan of Husky, dated November 16, 2018 (the “Husky Incentive Plan”) and outstanding stock options of Husky granted under the Husky Incentive Plan have been exchanged with the Replacement Options pursuant to the Arrangement.

This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an Exhibit.

For the purposes of the opinions expressed below, we have examined such statutes, regulations, public and corporate records and other documents and have made such investigations and considered such questions of law as we have considered necessary as a basis of the opinions hereinafter expressed.  We have also examined the Registration Statement and the Husky Incentive Plan, which has been filed with the Commission as an Exhibit to the Registration Statement. We have relied on a certificate of an officer of the Corporation as to various questions of fact material to our opinion that we have not verified independently. In rendering the opinion expressed in paragraph 1 below, we have relied exclusively on a certificate of compliance dated the date hereof issued pursuant to the Canada Business Corporations Act.

In all such examinations, we have assumed the genuineness of all signatures and the authority and legal capacity of all persons signing documents reviewed by us, the authenticity of all documents submitted to us as originals and the completeness and conformity to authentic original documents of all documents submitted to us as true, certified or notarial copies or as reproductions (including documents received by facsimile), all documents submitted to us have been executed in the form reviewed by us and have not been amended or modified since the date they were submitted to us, by written or oral agreement or by conduct of the parties thereto, or otherwise, and the truthfulness and accuracy of all certificates of public officials and officers of the Corporation.  We have also assumed that the Replacement Options granted pursuant to the Arrangement will be duly granted in accordance with the terms of the Husky Incentive Plan.

January 4, 2021
Page Two
We are solicitors qualified to practice law in the Province of Alberta and we express no opinion as to any laws or any matters governed by any laws other than the laws of the Province of Alberta and the federal laws of Canada applicable therein.  The opinions expressed herein are given as at the date hereof and are based upon, and subject to, legislation and regulations in effect as of the date hereof and the facts as of the date hereof. We specifically disclaim any obligation, and make no undertaking to supplement our opinions herein, as changes in the law occur and facts come to our attention that could affect such opinions, or otherwise advise any person of any change in law or fact which may come to our attention after the date hereof.
Based upon and subject to the foregoing, we are of the opinion that:
1.	The Corporation is duly existing as a corporation under the Canada Business Corporations Act and has not been dissolved.

2.
An aggregate of up to 1,250,000 Common Shares will be, if and when issued in accordance with the terms and conditions of the Replacement Options and the Husky Incentive Plan, including, without limitation, the receipt by the Corporation of the consideration for the Common Shares, duly authorized and validly issued as fully paid and non-assessable common shares in the capital of the Corporation.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of The Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.
This opinion is for the benefit of the addressee in connection with the transaction to which it relates, and, other than in connection with the filing of this opinion as an Exhibit to the Registration Statement, may not be relied upon, used, or quoted from or referred to in any other documents, by any other person or for any other purpose without our express written consent.
Yours truly,

/s/ Bennett Jones LLP